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Exhibit 11

                              PHOENIX NETWORK, INC.

                 Statement of Computation of Per Share Earnings

                                         Three            Three            Nine           Nine
                                         Months           Months          Months         Months
                                         Ended            Ended           Ended          Ended
                                        9/30/94          9/30/95         9/30/94        9/30/95
                                        -------          -------         -------        -------
Primary
-------
Net income (loss)                     $     59,577    $    244,548    $   (917,680)   $    519,255
Preferred stock dividend                   (54,954)       (155,465)       (163,720)       (282,355)
                                      ------------    ------------    ------------    ------------
Adjusted net income (loss)            $      4,623    $     89,083    $ (1,081,400)   $    236,900
                                      ============    ============    ============    ============
Weighted average number
  of common shares outstanding          11,157,946      12,741,596      11,039,091      11,999,319

Dilution from assumed exercise of
  options and warrants using the
  treasury stock method                  1,547,716       1,540,994              --       1,258,193
                                      ------------    ------------    ------------    ------------

Total weighted average shares           12,705,662      14,282,590      11,039,091      13,257,512
                                      ============    ============    ============    ============
Net income (loss) per common share    $       0.00    $       0.01    $      (0.10)   $       0.02
                                      ============    ============    ============    ============
Fully Diluted
-------------
Net income (loss)                     $     59,577    $    244,548    $   (917,680)   $    519,255
                                      ============    ============    ============    ============
Weighted average number of
  shares outstanding:
  Primary                               12,705,662      14,282,590      11,039,091      13,257,512
  Convertible preferred stock
    conversion                           1,738,372       4,364,759       1,700,154       2,633,186
  Dilution from assumed exercise of
    options and warrants using the
    treasury stock method                       --              --       1,624,999              --
                                      ------------    ------------    ------------    ------------
        Total                           14,444,034      18,647,349      14,364,244      15,890,698
                                      ============    ============    ============    ============
Net income (loss) per common and
  common equivalent share             $       0.00    $       0.01    $      (0.06)   $       0.03
                                      ============    ============    ============    ============

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